UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2010

ACE LIMITED

(Exact name of registrant as specified in its charter)

Switzerland	1-11778	98-0091805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bärengasse 32

CH-8001 Zurich, Switzerland

(Address of principal executive offices)

Registrant’s telephone number, including area code: +41 (0)43 456 76 00

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 21, 2010, ACE Limited entered into amendments to (a) the syndicated unsecured letter of credit facility dated as of November 8, 2007 among ACE Limited, certain subsidiaries thereof, various lenders and Wells Fargo Bank, National Association (successor to Wachovia Bank, National Association), as administrative agent, and (b) the syndicated revolving credit facility dated as of November 8, 2007 among ACE Limited, certain subsidiaries thereof and JPMorgan Chase Bank, N.A., as administrative agent. In addition, corresponding amendments were deemed to have been made to (i) the unsecured letter of credit facility dated June 16, 2009 between ACE Limited and Deutsche Bank AG, New York Branch and (ii) four bilateral letter of credit facility agreements each dated as of November 18, 2010 between ACE Limited and The Bank of Tokyo-Mitsubishi UFJ, LTD., New York Branch, ING Bank N.V., London Branch, Lloyds TSB Bank and The Royal Bank of Scotland plc, respectively.

The amendments changed the limitations on liens on securities arising out of repurchase transactions by ACE Limited and its subsidiaries, increasing the permitted term of such transactions from three to six months and increasing the permitted amount of all assets of ACE Limited and its subsidiaries subject to such transactions in effect at any time from $1,000,000,000 to $2,000,000,000 in the aggregate. In addition, the amendments amend the types of intercompany arrangements pursuant to which ACE Limited and its insurance subsidiaries may secure payment of intercompany insurance recoverables owed by ACE Limited or an insurance subsidiary. All other terms and conditions of the credit facilities referred to above remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By:	/s/ ROBERT F. CUSUMANO
Robert F. Cusumano
General Counsel

DATE: December 23, 2010